Exhibit 10.01
Severance and Change in Control Agreement
This Severance and Change in Control Agreement (the “Agreement”), is entered into as of _________ __, 202_ (the “Effective Date”) by and between ________________ (the “Executive”) and Cloudera, Inc., a Delaware corporation (the “Company”). This Agreement supersedes and replaces in its entirety the Severance and Change in Control Agreement, including the Executive Addendum attached thereto as well as any amendments to such agreement and addendum, previously entered into by and between the Executive and the Company dated on or about ________, 20___.
1.Term of Agreement.
This Agreement shall terminate on the first to occur of (i) the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(k) or (ii) the date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company for a reason described in Section 4(k).
2.Severance Benefit.
(a)Other than During a Change in Control Period.
(i) Severance Payments. If the Executive is subject to a Qualifying Termination other than during a Change in Control Period, then, subject to Section 3 below, the Company shall pay the Executive (I) twelve (12) months of the Executive’s base salary at the annual rate in effect when the Qualifying Termination occurred, (II) fifty percent (50%) multiplied by the Executive’s annual target bonus opportunity at the rate in effect when the Qualifying Termination occurred; provided that if the Executive’s target bonus opportunity is earned and payable over shorter periods of time, the target bonus opportunities for such periods will be aggregated to represent a full fiscal year, and (III) an amount equal to the product of (y) the annual bonus target to which the Executive would have been entitled (calculated as if all applicable bonus targets were achieved) for the bonus period in which the Qualifying Termination occurred; provided that if the Executive’s target bonus opportunity is earned and payable over shorter periods of time, the target bonus opportunities for such periods will be aggregated to represent a full fiscal year (“Final Period”) and (z) a fraction, the numerator of which is the number of days for which the Executive was employed by the Company during the Final Period and the denominator of which is the total number of calendar days in the Final Period, less any amounts of such annual bonus previously paid (the “Prorated Bonus”) [Include as applicable: and (IV) any then-unpaid portion of the Retention Bonus (as defined in the letter agreement between Executive and the Company, dated September 17, 2019)]. To the extent the foregoing amount is payable under Section 2(b) and/or included as Accrued Compensation and Expenses and/or Accrued Benefits (as described in Section 2(e)), it will not be paid under this Section 2(a). The Executive will receive his or her severance payment pursuant this Section 2(a)(i) in a cash lump-sum, which will be made on the sixtieth (60th) day following the Separation, provided that the following have already occurred:
(1)the Company’s receipt of the Executive’s executed General Release (as described in Section 2(d)); and
(2)the expiration of any rescission period applicable to the Executive’s executed General Release.

(ii) Health Care Benefit. If the Executive is subject to a Qualifying Termination other than during a Change in Control Period and satisfies both the conditions set forth in Section 2(a)(i)(1) and Section 2(a)(i)(2) above to receive cash severance payments, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (1) twelve (12) months following the Qualifying Termination; (2) the date when the Executive receives similar coverage with a new employer or (3) the expiration of the Executive’s continuation coverage under COBRA.
(iii) Equity.   If the Executive is subject to a Qualifying Termination other than during a Change in Control Period and satisfies both the conditions set forth in Section 2(a)(i)(1) and Section 2(a)(i)(2) above, then, subject to Section 3 below, (I) each of Executive’s then outstanding unvested Equity Awards (as defined below), including awards that would otherwise vest only upon satisfaction of performance criteria as specified below, shall accelerate and become vested and exercisable with respect to the number of the then unvested shares subject to the applicable Equity Awards that would have vested in the twelve-month period following the Executive’s Qualifying Termination had the Executive continued in employment, or other service, with the Company through such date and (II) Executive will be permitted to exercise any vested shares subject to Equity Awards that are nonstatutory stock options to purchase shares of Company common stock until the twelve-month anniversary of the effective date of the Executive’s Qualifying Termination; provided that such post-termination exercise period shall end upon the consummation of a Change in Control, unless such nonstatutory stock options are assumed in the Change in Control; provided, further, that in no event shall such post-termination exercise period exceed the expiration of the maximum term of the nonstatutory stock options. With respect to awards that would otherwise vest only upon satisfaction of performance criteria, the equity acceleration equity acceleration described in this Section 2(a)(iii) shall apply at target level of such performance criteria, unless specifically provided otherwise in the equity award agreement governing such performance-based Equity Award.
(b)During a Change in Control Period.
(i) Severance Payments.  If the Executive is subject to a Qualifying Termination during a Change in Control Period, then, subject to Section 3 below, the Company shall pay the Executive (I) twelve (12) months of the Executive’s base salary at the annual rate in effect when the Qualifying Termination occurred or when the Change in Control occurred, whichever is greater, (II) one hundred percent (100%) of the Executive’s annual target bonus for the fiscal year in which the Qualifying Termination occurred or when the Change in Control occurred, whichever is greater (in each case calculated as if all applicable bonus targets were achieved); provided that if the Executive’s target bonus opportunity is earned and payable over shorter periods of time, the target bonus opportunities for such periods will be aggregated to represent a full fiscal year and (III) the Prorated Bonus [Include as applicable: and (IV) any then-unpaid portion of the Retention Bonus]. To the extent the foregoing amount is payable under Section 2(a) and/or included as Accrued Compensation and Expenses and/or Accrued Benefits (as described in Section 2(e)), it will not be paid under this Section 2(b). The Executive will receive his or her severance payment pursuant this Section 2(b)(i) in a cash lump-sum which will be made on the sixtieth (60th) day following the Separation, provided that the following have already occurred:

(1)the Company’s receipt of the Executive’s executed General Release (as described in Section 2(d)); and
(2)the expiration of any rescission period applicable to the Executive’s executed General Release.
(ii) Health Care Benefit. If the Executive is subject to a Qualifying Termination and satisfies both the conditions set forth in Subsection 2(b)(i)(1) and Subsection 2(b)(i)(2) above to receive cash severance payments, and if the Executive elects to continue his or her health insurance coverage under COBRA following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (1)  twelve (12) months following the Qualifying Termination; (2) the date when the Executive receives similar coverage with a new employer or (3) the expiration of the Executive’s continuation coverage under COBRA.
(iii) Equity. If the Executive is subject to a Qualifying Termination during a Change in Control Period and satisfies both the conditions set forth in Section 2(b)(i)(1) and Section 2(b)(i)(2) above, then, subject to Section 3 below, (I) each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 100 % of the then unvested shares subject to the applicable Equity Awards and (II) Executive will be permitted to exercise any vested shares subject to Equity Awards that are nonstatutory stock options to purchase shares of Company common stock (after giving effect to the foregoing acceleration of vesting) until the twelve-month anniversary of the effective date of the Executive’s Qualifying Termination; provided that such post-termination exercise period shall end upon the consummation of a Change in Control, unless such nonstatutory stock options are assumed in the Change in Control; provided, further, that in no event shall such post-termination exercise period exceed the expiration of the maximum term of the nonstatutory stock options. Subject to Section 2(d) and Section 3, the accelerated vesting described above shall be effective as of the Qualifying Termination. With respect to awards that would otherwise vest only upon satisfaction of performance criteria, the equity acceleration described in this Section 2(b)(iii) shall apply at target level of such performance criteria, unless specifically provided otherwise in the equity award agreement governing such performance-based Equity Award.
(c)Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding Section 2(a)(ii) or Section 2(b)(ii) above, if the Executive is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act) which will cause significant financial harm to the Company, the Company instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 2(a)(ii) or Section 2(b)(ii) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the sixtieth (60th) day following the Separation, the Company will make the first payment to the Executive under this Section 2(c), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the Separation through such sixtieth (60th) day, with the balance of the Special Cash Payments paid monthly thereafter.
(d)General Release. Any other provision of this Agreement notwithstanding, Section 2(a), Section 2(b), and Section 2(c) above shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) (“General Release”) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The General Release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the General Release within the time period specified in the form. The Executive shall not be required to release any claims arising under (a) any indemnification agreement between the Executive and the Company or (b) any rights to indemnification, advancement of expenses or repayment arising under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws or the indemnification provisions of applicable State statutes, in each case as currently in effect or as subsequently amended.
(e)Accrued Compensation and Benefits. In connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.
3.Covenants.
(a)Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.
(b)Non-Solicitation. The Executive agrees that, during his or her employment with the Company and for a one (1) year period thereafter, her or she will not directly or indirectly solicit away employees or consultants of the Company for his or her own benefit or for the benefit of any other person or entity, nor will the Executive encourage or assist others to do so.
(c)Cooperation and Non-Disparagement. The Executive agrees that, during the six-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this six-month period, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.
(d)This Section 3 shall in no manner limit obligations of the Executive under any other agreement between the Company and the Executive in any manner; provided, however, that to the extent the terms of this Section 3 directly conflict with the terms of any such agreement, the agreement containing the most Company-favorable terms that are enforceable shall govern.
4.Definitions.
(a)“Board” means the Company’s Board of Directors.
(b)“Cause” means (i) the Executive has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) the Executive has engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to the Executive or has performed such material duties with gross negligence or has breached any material term or condition of this Agreement, the Executive’s Employment, Confidential Information and Intellectual Property Assignment Agreement with the Company or any other material agreement with the Company, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, nonperformance, gross negligence or breach is, by its nature, not curable, (iii) the Executive’s failure to follow the Company’s policies that results in, or could reasonably be expected to result in, material harm to the Company or (iv) the Executive has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that the event also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).
(e)“Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twenty-four (24) months following a Change in Control.
(f)“Disability” means a physical or mental incapacity or disability as a result of which Executive becomes unable to perform the essential functions of Executive’s job at the Company (if appropriate, with reasonable accommodation) for a continuous period of ninety (90) days or for an aggregate of one-hundred twenty (120) days in any consecutive twelve (12) month period.
(g)“Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units (“RSUs”) or stock appreciation rights.
(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended
(i)“Good Reason” means a cessation of the Executive’s employment as a result of the Executive’s resignation within twelve (12) months after the occurrence of one or more of the following without the Executive’s consent: (i) a reduction of more than 10% in Executive’s total target cash compensation as an employee of the Company, except to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel; (ii) a material reduction in the Executive’s duties, responsibilities or authority at the Company; (iii) a change in the geographic location at which Executive must perform services which results in an increase in the one-way commute of Executive by more than 50 miles; or (iv) a successor of the Company as set forth in Section 5(a) hereof does not assume this Agreement. A resignation for Good Reason will not be deemed to have occurred unless the Executive gives the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving the Executive’s written notice.
(j)“Potential Change in Control” means the date of execution of a definitive agreement whereby the Company will consummate a Change in Control if such transaction is consummated.
(k)“Qualifying Termination” means a Separation resulting from (i) a termination by the Company of the Executive’s employment for any reason other than Cause, or (ii) a voluntarily resignation by the Executive of his or her employment for Good Reason. Termination by Disability will not constitute a Qualifying Termination.
(l)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
5.Successors.
(a)Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Golden Parachute Taxes.

(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section 6(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within 30 days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.
7.Miscellaneous Provisions.

(a)Section 409A. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of a Separation, then (i) the severance benefits under Section 2, to the extent subject to Code Section 409A, will commence during the seventh month after the Executive’s Separation and (ii) will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. Any termination of Executive’s employment is intended to constitute a Separation from Service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(b)Other Severance Arrangements. Except as otherwise specified herein, this Agreement represents the entire agreement between you and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Executive and the Company relating to the subject matter hereof, including but not limited to, any and all prior agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company. [Include as applicable: Notwithstanding anything to the contrary in this Agreement, this Agreement does not supersede or modify the agreement entered into by and between the Executive and the Company dated ________ regarding certain equity acceleration benefits (the “Existing Acceleration Letter”), and the parties agree that the equity acceleration benefits included in the Existing Acceleration Letter are in addition to the benefits provided in this Agreement.]
(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Mateo County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(e)Amendment; Waiver. This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).
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IN WITNESS WHEREOF, each of the parties has executed this Severance and Change in Control Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CLOUDERA, INC.

[Name]	By:
Title: